AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT

This Amendment No. 2 (the "**Second Amendment**") to the Employment Agreement is made and entered into as of the last date that appears below the Parties' signature lines on the last page of this Second Amendment (the "**Effective Date**"), by and between Erez Aminov, an individual, (the "**Employee**") and MIRA Pharmaceuticals, Inc. (the "**Company**") (each individually, a "**Party**," collectively, the "**Parties**").

WHEREAS, the Parties entered into that certain Employment Agreement, dated April 28, 2023, which was subsequently amended on August 28, 2023 (as amended, the "**Employment Agreement**");

WHEREAS, the Parties hereby desire to amend the Employment Agreement as set forth herein to align the Employee's base salary, severance benefits, and change in control benefits with market standards;

WHEREAS, all capitalized terms used in this Second Amendment that are not defined in this Second Amendment shall have the same meaning as in the Employment Agreement, and all section references are to sections to the Employment Agreement; and

WHEREAS, the Employee desires to be employed by the Company on the terms and conditions in the Employment Agreement as amended by this Second Amendment.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, and good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree that the Employment Agreement is hereby amended as follows:

A. Second Amendment To Employment Agreement.

Section 2(e) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

"In the event of a Termination Without Cause or a Good Reason Resignation, the Employee shall (1) be paid an amount equal to Employee's annual Base Salary (as defined below), which payment shall be made seventy-five percent (75%) in a lump sum within thirty (30) days following the effective date of the general release of claims described below (following any revocation period, the "Release Effective Date") and twenty-five percent (25%) as salary continuation payments in substantially equal installments over the six (6) months following the Release Effective Date in accordance with the Company's customary payroll practices commencing on the first payroll date following the Release Effective Date, and (2) receive twelve (12) months' accelerated vesting of any stock options that are outstanding and unvested as of such termination, such that any outstanding and unvested stock options that would have vested during the twelve- (12) month period following the termination date had Employee remained employed in good standing shall become immediately vested and exercisable for a period of three (3) months post-termination (collectively, the "Severance"). The Severance shall constitute Employee's full and complete entitlement to severance compensation. However, the right to receive such Severance is conditioned upon Employee signing (and not revoking), by the twenty-first (21st) day after Employee's last day of payment, a general release of all claims in a form

provided by the Company releasing all claims against the Company and its officers, directors, stockholders, and affiliates (provided that such release shall exclude Employee's right to receive severance compensation hereunder)."

A new Section 2(h) is hereby added to the Employment Agreement, which shall read as follows:

"In the event of a Termination without Cause or a Good Reason Resignation within eighteen (18) months following a Change of Control (as defined in the MIRA Pharmaceuticals, Inc. 2022 Omnibus Incentive Plan, as amended from time to time), the Employee shall be entitled to receive (1) the product of (A) the sum of (x) the Employee's Base Salary, plus (y) the Employee's target annual bonus, and (B) 1.5, which payment shall be made in a lump sum within thirty (30) days following the Release Effective Date, and (2) twelve (12) months' accelerated vesting of any stock options that are outstanding and unvested as of such termination, such that any outstanding and unvested stock options that would have vested during the twelve- (12) month period following the termination date had Employee remained employed in good standing shall become immediately vested and exercisable for a period of three (3) months post-termination (collectively, the "CIC Severance"). The CIC Severance shall constitute Employee's full and complete entitlement to severance compensation upon a Change of Control. However, the right to receive the CIC Severance is conditioned upon Employee signing (and not revoking), by the twenty-first (21st) day after Employee's last day of payment, a general release of all claims in a form provided by the Company or its successor releasing all claims against the Company, its successor and their respective officers, directors, stockholders, and affiliates (provided that such release shall exclude Employee's right to receive severance compensation hereunder)."

A new Section 2(i) is hereby added to the Employment Agreement, which shall read as follows:

"Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation any severance payments or benefits payable under this Section 2, shall be paid to the Employee during the six-month period following the Employee's Separation from Service (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code")) if the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first day of the seventh month following the date of Separation from Service (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in a prohibited distribution, including as a result of the Employee's death), the Company shall pay the Employee a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Employee during such period."

Section 3 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“**Compensation.** Effective June 1, 2024, and for the subsequent duration of the Term of Employment, the Company shall pay Employee a base salary of $300,000 per annum (the “Base Salary”). The Employee’s Base Salary shall be paid monthly after the deduction of appropriate federal, state, and local withholding taxes. Bonus compensation may be paid to Employee in the discretion of the Company’s Board of Directors, including at its annual review of Employee’s compensation.”

A new Section 17 is hereby added to the Employment Agreement, which shall read as follows:

“**Section 409A.** To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code. Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A of the Code, the Company shall work in good faith with the Employee to adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to avoid the imposition of taxes under Section 409A of the Code, including without limitation, actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code, and/or (ii) comply with the requirements of Section 409A of the Code; provided, however, that this Section 17 shall not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, nor shall the Company have any liability for failing to do so.”

B. **No Other Amendments.** Except as specifically set forth in the first amendment to the Employment Agreement and this Second Amendment, there are no other amendments to the Employment Agreement, and the Employment Agreement shall remain unmodified and in full force and effect. Except as specifically amended hereby, all other provisions, terms, and conditions of the Employment Agreement shall remain in full force and effect. In the event of any conflict between the provisions of the Employment Agreement and this Second Amendment, the provisions of this Second Amendment shall govern.

C. **Entire Agreement.** This Second Amendment and the Employment Agreement contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior negotiations, understandings, and agreements between the Parties with respect to the subject matter hereof.

D. **Governing Law; Severability.** This Second Amendment will be governed by and construed in accordance with the laws of the State of Florida, without giving effect to that body of laws pertaining to conflict of law. If any provision of this Second Amendment is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Second Amendment and the remainder of this Second Amendment shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Second

Amendment. Notwithstanding the foregoing, if the value of this Second Amendment based upon the substantial benefit of the bargain for any Party is materially impaired, which determination as made by the presiding court or arbitrator of competent jurisdiction shall be binding, then this Second Amendment will not be enforceable against such affected Party and both Parties agree to renegotiate such provision(s) in good faith.

E. **Counterparts.** This Second Amendment may be executed in any number of counterparts, each of which, when so executed and delivered, will be deemed an original, and all of which together shall constitute one and the same agreement. Counterparts may be delivered via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Second Amendment to the Employment Agreement as of the dates set forth below.

MIRA Pharmaceuticals, Inc.

By: Michelle Yanez
Michelle Yanez
Chief Financial Officer

Dated: 5/29/2024

Employee:

Erez Aminov
Erez Aminov

Dated: 5/28/2024